Exhibit 16.1

December 20, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by APi Group Corporation (formerly known as J2 Acquisition Limited) pursuant to Item 304(a)(1) of Regulation S-K (copy attached), which we understand will be filed with the Securities and Exchange Commission as part of the Registration Statement on Form S-4 of APi Group Corporation dated December 23, 2019. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

London, United Kingdom

Attachment

CHANGE IN APG CERTIFYING ACCOUNTANT

(a)	Previous independent registered public accounting firm

(i)

In connection with the APi Acquisition, PricewaterhouseCoopers LLP (United Kingdom) resigned as the independent registered public accounting firm for APi Group Corporation. Neither our Board of Directors nor our Audit Committee recommended or approved that we change accountants prior to this decision by PricewaterhouseCoopers LLP (United Kingdom). Such resignation became effective on November 8, 2019.

(ii)

The report of PricewaterhouseCoopers LLP (United Kingdom) on the financial statements for the period from September 18, 2017 (inception) to August 31, 2018 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

(iii)

During the period from September 18, 2017 (inception) to August 31, 2018 and the subsequent interim period through November 8, 2019, there have been no disagreements with PricewaterhouseCoopers LLP (United Kingdom) on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP (United Kingdom) would have caused them to make reference thereto in their reports on the financial statements for such years.

(iv)

During the period from September 18, 2017 (inception) to August 31, 2018 and the subsequent interim period through November 8, 2019, there have been no reportable events (as defined in S-K 304(a)(1)(v)).

(v)

The Registrant has requested that PricewaterhouseCoopers LLP (United Kingdom) furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated December 20, 2019, is filed as Exhibit 16.1 to this registration statement on Form S-4.

(b)	New independent registered public accounting firm

(i)

The Registrant engaged KPMG LLP as its new independent registered public accounting firm as of November 14, 2019. Prior to such engagement, the Registrant had not consulted with KPMG LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Registrant’s financial statements, and neither a written report was provided to the Registrant or oral advice was provided that KPMG LLP concluded was an important factor considered by the Registrant in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in S-K 304(a)(1)(iv) and the related instructions to S-K 304, or a reportable event, as that term is defined in S-K 304(a)(1)(v).